Exhibit 99.1

GOOGLE ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2008 RESULTS

MOUNTAIN VIEW, Calif. – January 22, 2009 – Google Inc. (NASDAQ: GOOG) today announced financial results for the quarter and for the fiscal year ended December 31, 2008.

“Google performed well in the fourth quarter, despite an increasingly difficult economic environment. Search query growth was strong, revenues were up in most verticals, and we successfully contained costs,” said Eric Schmidt, CEO of Google. “It’s unclear how long the global downturn will last, but our focus remains on the long term, and we’ll continue to invest in Google’s core search and ads business as well as in strategic growth areas such as display, mobile, and enterprise.”

Google also announced today that it is planning to offer employees a voluntary, one-for-one stock option exchange. This program, intended to create more incentives for employees to remain at Google and contribute to achieving its business objectives, is currently scheduled to begin on January 29, 2009 and end on March 3, 2009, unless Google is required or opts to extend the offer period to a later date. Please see the section “Employee Stock Option Exchange” below for more details.

Q4 Financial Summary

Google reported revenues of $5.70 billion for the quarter ended December 31, 2008, an increase of 18% compared to the fourth quarter of 2007 and an increase of 3% compared to the third quarter of 2008. Google reports its revenues, consistent with GAAP, on a gross basis without deducting traffic acquisition costs (TAC). In the fourth quarter of 2008, TAC totaled $1.48 billion, or 27% of advertising revenues.

Google reports operating income, net income, and earnings per share (EPS) on a GAAP and non-GAAP basis. The non-GAAP measures, as well as free cash flow, an alternative non-GAAP measure of liquidity, are described below and are reconciled to the corresponding GAAP measures in the accompanying financial tables.

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GAAP operating income for the fourth quarter of 2008 was $1.86 billion, or 33% of revenues. This compares to GAAP operating income of $1.65 billion, or 30% of revenues, in the third quarter of 2008. Non-GAAP operating income in the fourth quarter of 2008 was $2.15 billion, or 38% of revenues. This compares to non-GAAP operating income of $2.02 billion, or 37% of revenues, in the third quarter of 2008.

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GAAP net income for the fourth quarter of 2008 was $382 million as compared to $1.29 billion in the third quarter of 2008. Non-GAAP net income in the fourth quarter of 2008 was $1.62 billion, compared to $1.56 billion in the third quarter of 2008.

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GAAP EPS for the fourth quarter of 2008 was $1.21 on 317 million diluted shares outstanding, compared to $4.06 for the third quarter of 2008 on 318 million diluted shares outstanding. Non-GAAP EPS in the fourth quarter of 2008 was $5.10, compared to $4.92 in the third quarter of 2008.

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Non-GAAP operating income and non-GAAP operating margin exclude the expenses related to stock-based compensation (SBC) and the settlement agreement with the Authors Guild and the Association of American Publishers (AAP). Non-GAAP effective tax rate, non-GAAP net income, and non-GAAP EPS exclude the expenses and tax benefits related to SBC, the settlement agreement with the Authors Guild and the AAP and the non-cash impairment charges primarily related to our investments in AOL and Clearwire. In the fourth quarter of 2008, the charge related to SBC was $286 million as compared to $280 million in the third quarter of 2008. Also, in the fourth quarter of 2008, we recognized $1.09 billion in asset impairment charges related primarily to our investments in AOL and Clearwire. In the third quarter of 2008, we recognized $95 million of expense related to the settlement agreement with the Authors Guild and the AAP. The tax benefit related to SBC was $65 million in the fourth quarter of 2008 and $63 million in the third quarter of 2008. The tax benefit related to the impairment charges was $82 million in the fourth quarter of 2008. The tax benefit related to the settlement agreement was $39 million in the third quarter of 2008. Reconciliations of non-GAAP measures to GAAP operating income, operating margin, effective tax rate, net income, and EPS are included at the end of this release.

Q4 Financial Highlights

Revenues – Google reported revenues of $5.70 billion in the fourth quarter of 2008, representing an 18% increase over fourth quarter 2007 revenues of $4.83 billion and a 3% increase over third quarter 2008 revenues of $5.54 billion. Google reports its revenues, consistent with GAAP, on a gross basis without deducting TAC.

Google Sites Revenues – Google-owned sites generated revenues of $3.81 billion, or 67% of total revenues, in the fourth quarter of 2008. This represents a 22% increase over fourth quarter 2007 revenues of $3.12 billion and a 4% increase over third quarter 2008 revenues of $3.67 billion.

Google Network Revenues – Google’s partner sites generated revenues, through AdSense programs, of $1.69 billion, or 30% of total revenues, in the fourth quarter of 2008. This represents a 4% increase over fourth quarter 2007 network revenues of $1.64 billion and a 1% increase over third quarter 2008 network revenues of $1.68 billion.

International Revenues – Revenues from outside of the United States totaled $2.86 billion, representing 50% of total revenues in the fourth quarter of 2008, compared to 48% in the fourth quarter of 2007 and 51% in the third quarter of 2008. Had foreign exchange rates remained constant from the third quarter of 2008 through the fourth quarter of 2008, our revenues in the fourth quarter of 2008 would have been $334 million higher. Had foreign exchange rates remained constant from the fourth quarter of 2007 through the fourth quarter of 2008, our revenues in the fourth quarter of 2008 would have been $266 million higher.

Revenues from the United Kingdom totaled $685 million, representing 12% of revenue in the fourth quarter of 2008, compared to 14% in the fourth quarter of 2007 and 14% in the third quarter of 2008.

In the fourth quarter, we recognized a benefit of $129 million to revenue through our foreign exchange risk management program.

Paid Clicks – Aggregate paid clicks, which include clicks related to ads served on Google sites and the sites of our AdSense partners, increased approximately 18% over the fourth quarter of 2007 and increased approximately 10% over the third quarter of 2008.

TAC – Traffic Acquisition Costs, the portion of revenues shared with Google’s partners, decreased to $1.48 billion in the fourth quarter of 2008. This compares to TAC of $1.50 billion in the third quarter of 2008. TAC as a percentage of advertising revenues was 27% in the fourth quarter, compared to 28% in the third quarter of 2008.

The majority of TAC expense is related to amounts ultimately paid to our AdSense partners, which totaled $1.29 billion in the fourth quarter of 2008. TAC is also related to amounts ultimately paid to certain distribution partners and others who direct traffic to our website, which totaled $190 million in the fourth quarter of 2008.

Other Cost of Revenues – Other cost of revenues, which is comprised primarily of data center operational expenses, amortization of intangible assets, content acquisition costs as well as credit card processing charges, increased to $707 million, or 12% of revenues, in the fourth quarter of 2008, compared to $678 million, or 12% of revenues, in the third quarter of 2008.

Operating Expenses – Operating expenses, other than cost of revenues, were $1.65 billion in the fourth quarter of 2008, or 29% of revenues, compared to $1.72 billion in the third quarter of 2008, or 31% of revenues. The operating expenses in the fourth quarter of 2008 included $890 million in payroll-related and facilities expenses, compared to $859 million in the third quarter of 2008.

Stock-Based Compensation (SBC) – In the fourth quarter of 2008, the total charge related to SBC was $286 million as compared to $280 million in the third quarter of 2008.

Employee Stock Option Exchange – Our Board of Directors has approved an exchange offer to allow employees the opportunity to exchange all or a portion of their existing stock options for the same number of new options. This program is currently scheduled to commence on January 29, 2009 and end on March 3, 2009 at 6:00 a.m. Pacific Time, unless Google is required or opts to extend the offer period to a later date. Currently, we expect that new options will have an exercise price equal to the closing price per share of our common stock on March 2, 2009 and that stock options with exercise prices above this closing price will be eligible for exchange, but this may change. Generally, all employees with options are eligible to participate in the program (Eric Schmidt, Sergey Brin, and Larry Page do not hold options).

The number of Google shares subject to outstanding options will not change as a result of the exchange offer. We have designed the program so that new options issued as part of this exchange offer will be subject to a new vesting schedule which adds 12 months to the original applicable vesting dates. In addition, new options will vest no sooner than 6 months after the close of the offer period. The expiration dates of the new options will remain the same as the expiration dates of the options being exchanged.

We expect to take a modification charge estimated to be $460 million over the vesting periods of the new options. These vesting periods range from six months to approximately five years. Assuming the offer proceeds according to our planned timeline, this modification charge will be recorded as additional stock based compensation beginning in the first quarter of 2009. This estimate assumes an exchange price of approximately $300 and that all eligible underwater options will be exchanged under the program. As a result, the actual amount of the modification charge is likely to change.

We currently estimate stock-based compensation charges for grants to employees prior to January 1, 2009 to be approximately $1.04 billion for 2009. This estimate does not include expenses to be recognized related to employee stock awards that are granted after January 1, 2009 or non-employee stock awards that have been or may be granted. It also does not include the estimated $460 million modification charge related to our employee stock option exchange.

Operating Income – GAAP operating income in the fourth quarter of 2008 was $1.86 billion, or 33% of revenues. This compares to GAAP operating income of $1.65 billion, or 30% of revenues, in the third quarter of 2008. Non-GAAP operating income in the fourth quarter of 2008 was $2.15 billion, or 38% of revenues. This compares to non-GAAP operating income of $2.02 billion, or 37% of revenues, in the third quarter of 2008.

Impairment on Equity Investments – We have determined that certain of our assets are impaired and require us to recognize non-cash impairment charges related to those investments. In the fourth quarter of 2008, the impairment charge on these assets was $1.09 billion, including charges of $726 million and $355 million related to our investments in AOL and Clearwire, respectively.

Interest Income and Other, Net – Interest income and other, net increased to $70 million in the fourth quarter of 2008, compared with interest income and other, net of $21 million in the third quarter of 2008.

Income Taxes – Our GAAP effective tax rate was 54% for the fourth quarter of 2008 and 28% for the year, which includes the effect of the impairment on our equity investments of $1.09 billion in the fourth quarter and the legal settlement of $95 million with the Authors Guild and the AAP in the third quarter. Our non-GAAP effective tax rate, defined as our income before income taxes adding back impairment charges, legal settlement, and stock-based compensation divided into the result obtained by subtracting the related tax benefits from our provision for income taxes, for the fourth quarter and for the year was 27% and 24%, respectively.

Net Income – GAAP net income for the fourth quarter of 2008 was $382 million as compared to $1.29 billion in the third quarter of 2008. Non-GAAP net income was $1.62 billion in the fourth quarter of 2008, compared to $1.56 billion in the third quarter of 2008. GAAP EPS for the fourth quarter of 2008 was $1.21 on 317 million diluted shares outstanding, compared to $4.06 for the third quarter of 2008, on 318 million diluted shares outstanding. Non-GAAP EPS for the fourth quarter of 2008 was $5.10, compared to $4.92 in the third quarter of 2008.

Cash Flow and Capital Expenditures – Net cash provided by operating activities for the fourth quarter of 2008 totaled $2.12 billion as compared to $2.18 billion for the third quarter of 2008. In the fourth quarter of 2008, capital expenditures were $368 million, the majority of which was related to IT infrastructure investments, including data centers, servers, and networking equipment. Free cash flow, an alternative non-GAAP measure of liquidity, is defined as net cash provided by operating activities less capital expenditures. In the fourth quarter of 2008, free cash flow was $1.75 billion.

We expect to continue to make significant capital expenditures.

A reconciliation of free cash flow to net cash provided by operating activities, the GAAP measure of liquidity, is included at the end of this release.

Cash – As of December 31, 2008, cash, cash equivalents, and short-term marketable securities were $15.85 billion.

On a worldwide basis, Google employed 20,222 full-time employees as of December 31, 2008, up from 20,123 full-time employees as of September 30, 2008.

WEBCAST AND CONFERENCE CALL INFORMATION

A live audio webcast of Google’s fourth quarter 2008 earnings release call will be available at http://investor.google.com/webcast.html. The call begins today at 1:30 PM (PT) / 4:30 PM (ET). This press release, the financial tables, as well as other supplemental information including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, are also available on that site. A replay of the call will be available beginning at 7:30 PM (ET) today through midnight Thursday, January 29, 2009 by calling 888-203-1112 in the United States or 719-457-0820 for calls from outside the United States. The required confirmation code for the replay is 1287114.

Following the earnings conference call, Google will host an additional question-and-answer session to provide an opportunity for financial analysts to ask more detailed product and financial questions. This follow-up call will begin today at 3:00 PM (PT) / 6:00 PM (ET) and also be webcast and available at http://investor.google.com/webcast.html. A replay of the second call will be available beginning at 9:00 PM (ET) today through midnight Thursday, January 29, 2009 by calling 888-203-1112 in the United States or 719-457-0820 for calls from outside the United States. The required confirmation code for the replay is 1040653.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties.

These statements include statements regarding our proposed option exchange program, our expected stock-based compensation charges (including the expected modification charge resulting from the option exchange program), and our plans to make significant capital expenditures. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, unforeseen changes in our hiring patterns and our need to expend capital to accommodate the growth of the business, as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, which is on file with the SEC and is available on our investor relations website at investor.google.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our report on Form 10-K for the year ended December 31, 2008, which we expect to file with the SEC in February 2009. All information provided in this release and in the attachments is as of January 22, 2009 and Google undertakes no duty to update this information.

ABOUT THE OPTION EXCHANGE PROGRAM

The option exchange program described in this press release has not commenced. At the time the option exchange begins, if at all, Google will provide eligible employees with written materials explaining the precise terms and timing of the option exchange. Holders of options to buy Google’s Class A Common Stock that are eligible to participate in this option exchange should read these materials carefully when they become available because they will contain important information about the option exchange. Upon commencement of the program, Google will also file these written materials with the SEC as part of a tender offer statement. Google’s stockholders and optionholders will be able to obtain these written materials and other documents filed by Google with the SEC free of charge from the SEC’s website at www.sec.gov.

ABOUT NON-GAAP FINANCIAL MEASURES

To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP effective tax rate, non-GAAP EPS and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures”, “Reconciliations of GAAP to non-GAAP effective tax rate,” and “Reconciliation from net cash provided by operating activities to free cash flow” included at the end of this release.

We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our “recurring core business operating results,” meaning our operating performance excluding not only non-cash charges, such as stock-based compensation, but also discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating income and operating margin. We define non-GAAP operating income as operating income plus stock-based compensation and, for the third quarter of 2008, the expense related to the settlement agreement with the Authors Guild and the AAP. Non-GAAP operating margin is defined as non-GAAP operating income divided by revenues. Google considers these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of stock-based compensation and one-time events so that Google’s management and investors can compare Google’s recurring core business operating results over multiple periods. Because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FAS 123R, Google’s management believes that providing a non-GAAP financial measure that excludes stock-based compensation allows investors to make meaningful comparisons between Google’s recurring core business operating results and those of other companies, as well as providing Google’s management with an important tool for financial and operational decision making and for evaluating Google’s own recurring core business operating results over different periods of time. There are a number of limitations related to the use of non-GAAP operating income versus operating income calculated in accordance with GAAP. First, non-GAAP operating income excludes some costs, namely, stock-based compensation, that are recurring. Stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in Google’s business. Second, stock-based compensation is an important part of our employees’ compensation and impacts their performance. Third, the components of the costs that we exclude in our calculation of non-GAAP operating income may differ from the components that our peer companies exclude when they report their results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating income and evaluating non-GAAP operating income together with operating income calculated in accordance with GAAP.

Non-GAAP net income and EPS. We define non-GAAP net income as net income plus stock-based compensation, and, for the third quarter of 2008, the expense related to the settlement agreement, and, for the fourth quarter of 2008, non-cash impairment charges less the related tax effects of such items. We define non-GAAP EPS as non-GAAP net income divided by the weighted average shares, on a fully-diluted basis, outstanding as of December 31, 2008. We consider these non-GAAP financial measures to be a useful metric for management and investors for the same reasons that Google uses non-GAAP operating income and non-GAAP operating margin. However, in order to provide a complete picture of our recurring core business operating results, we exclude from non-GAAP net income and non-GAAP EPS the tax effects associated with stock-based compensation, the expense related to the settlement agreement in the third quarter of 2008 and the impairment charges in the fourth quarter of 2008. Without excluding these tax effects, investors would only see the gross effect that excluding these expenses had on our operating results. The same limitations described above regarding Google’s use of non-GAAP operating income and non-GAAP operating margin apply to our use of non-GAAP net income and non-GAAP EPS. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and non-GAAP EPS and evaluating non-GAAP net income and non-GAAP EPS together with net income and EPS calculated in accordance with GAAP.

Non-GAAP effective tax rates. We define the non-GAAP effective tax rates as income before income taxes adding back the expense related to the settlement agreement in the third quarter of 2008, the impairment charges in the fourth quarter of 2008 and stock-based compensation divided into the result obtained by subtracting the related tax benefits from our provision for income taxes. We consider this non-GAAP financial measure to be a useful metric for management and investors because it excludes the effect of certain discrete items so that Google’s management and investors can compare Google’s recurring earnings results over multiple periods. The same limitations described above regarding Google’s use of non-GAAP operating income and non-GAAP operating margin apply to our use of the non-GAAP effective tax rates. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from the non-GAAP effective tax rates and evaluating the non-GAAP effective tax rates together with the effective tax rates computed on a GAAP basis.

Free cash flow. We define free cash flow as net cash provided by operating activities minus capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, including information technology infrastructure and land and buildings, can be used for strategic opportunities, including investing in our business, making strategic acquisitions and strengthening the balance sheet. Analysis of free cash flow also facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Google is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Our management compensates for this limitation by providing information about our capital expenditures on the face of the cash flow statement and under Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Form 10-Q and Annual Report on Form 10-K. Google has computed free cash flow using the same consistent method from quarter to quarter and year to year.

The accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Investor Contact:

Maria Shim

650-253-7663

marias@google.com

Media Contact:

Jane Penner

650-214-1624

jcpenner@google.com

Google Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2007*	December 31, 2008
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,081,593	$8,656,672
Marketable securities	8,137,020	7,189,099
Accounts receivable, net of allowance	2,162,521	2,642,192
Deferred income taxes, net	68,538	286,105
Income taxes receivable, net	145,253	—
Prepaid revenue share, expenses and other assets	694,213	1,404,114

Total current assets	17,289,138	20,178,182
Prepaid revenue share, expenses and other assets, non-current	168,530	433,846
Deferred income taxes, net, non-current	33,219	—
Non-marketable equity securities	1,059,694	85,160
Property and equipment, net	4,039,261	5,233,843
Intangible assets, net	446,596	996,690
Goodwill	2,299,368	4,839,854

Total assets	$25,335,806	$31,767,575

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$282,106	$178,004
Accrued compensation and benefits	588,390	811,643
Accrued expenses and other current liabilities	465,032	480,263
Accrued revenue share	522,001	532,547
Deferred revenue	178,073	218,084
Income taxes payable, net	—	81,549

Total current liabilities	2,035,602	2,302,090
Deferred revenue, non-current	30,249	29,818
Income taxes payable, net, non-current	478,372	890,115
Deferred income taxes, net, non-current	—	12,515
Other long-term liabilities	101,904	294,175
Stockholders' equity:
Common stock	313	315
Additional paid-in capital	13,241,221	14,450,338
Accumulated other comprehensive income	113,373	226,579
Retained earnings	9,334,772	13,561,630

Total stockholders' equity	22,689,679	28,238,862

Total liabilities and stockholders' equity	$25,335,806	$31,767,575

*	Derived from audited financial statements.

Google Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2008	2007*	2008
	(unaudited)			(unaudited)
Revenues	$4,826,679	$5,700,904	$16,593,986	$21,795,550
Costs and expenses:
Cost of revenues (including stock-based compensation expense of $6,255, $12,099, $22,335, $41,340)	1,955,825	2,190,005	6,649,085	8,621,506
Research and development (including stock-based compensation expense of $161,372, $182,075, $569,797, $732,418)	630,783	733,342	2,119,985	2,793,192
Sales and marketing (including stock-based compensation expense of $38,085, $56,354, $131,638, $206,020)	422,291	505,993	1,461,266	1,946,244
General and administrative (including stock-based compensation expense of $39,588, $35,644, $144,876, $139,988)	377,046	411,360	1,279,250	1,802,639

Total costs and expenses	3,385,945	3,840,700	11,509,586	15,163,581

Income from operations	1,440,734	1,860,204	5,084,400	6,631,969
Impairment on equity investments	—	(1,094,757)	—	(1,094,757)
Interest income and other, net	167,294	69,899	589,580	316,384

Income before income taxes	1,608,028	835,346	5,673,980	5,853,596
Provision for income taxes	401,579	452,904	1,470,260	1,626,738

Net income	$1,206,449	$382,442	$4,203,720	$4,226,858

Net income per share - basic	$3.86	$1.22	$13.53	$13.46

Net income per share - diluted	$3.79	$1.21	$13.29	$13.31

Shares used in per share calculation - basic	312,251	314,651	310,806	313,959

Shares used in per share calculation - diluted	317,925	316,864	316,210	317,514

*	Derived from audited financial statements.

Google Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2008	2007*	2008
	(unaudited)			(unaudited)
Operating activities
Net income	$1,206,449	$382,442	$4,203,720	$4,226,858
Adjustments:
Depreciation and amortization of property and equipment	241,902	313,475	807,743	1,212,237
Impairment charges on equity investments	—	1,094,757	—	1,094,757
Amortization of intangibles and other	48,034	72,035	159,915	287,650
Stock-based compensation	245,300	286,172	868,646	1,119,766
Excess tax benefits from stock-based award activity	(140,629)	(44,318)	(379,206)	(159,088)
Deferred income taxes	20,308	(100,048)	(164,212)	(224,645)
Other, net	(32,526)	(17,422)	(39,741)	(31,910)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(277,822)	(116,138)	(837,247)	(334,464)
Income taxes, net	129,234	73,354	744,802	626,027
Prepaid revenue share, expenses and other assets	(61,427)	22,827	(298,689)	(147,132)
Accounts payable	49,980	(59,374)	70,135	(211,539)
Accrued expenses and other liabilities	212,383	176,025	418,905	338,907
Accrued revenue share	13,864	18,433	150,310	14,000
Deferred revenue	38,198	20,079	70,329	41,433

Net cash provided by operating activities	1,693,248	2,122,299	5,775,410	7,852,857

Investing activities
Purchases of property and equipment	(678,209)	(367,844)	(2,402,840)	(2,358,461)
Purchases of marketable securities	(4,240,913)	(7,542,011)	(15,997,060)	(15,356,304)
Maturities and sales of marketable securities	4,140,472	6,127,893	15,659,473	15,762,796
Investments in non-marketable equity securities	(13,223)	(2,285)	(34,511)	(47,154)
Acquisitions, net of cash acquired and proceeds received from divestiture, and purchases of intangible and other assets	(83,559)	(32,591)	(906,651)	(3,320,299)

Net cash used in investing activities	(875,432)	(1,816,838)	(3,681,589)	(5,319,422)

Financing activities
Net proceeds (payments) related to stock-based award activity	4,788	(33,269)	23,861	(71,521)
Excess tax benefits from stock-based award activity	140,629	44,318	379,206	159,088

Net cash provided by financing activities	145,417	11,049	403,067	87,567

Effect of exchange rate changes on cash and cash equivalents	11,956	(30,307)	40,034	(45,923)
Net increase in cash and cash equivalents	975,189	286,203	2,536,922	2,575,079
Cash and cash equivalents at beginning of period	5,106,404	8,370,469	3,544,671	6,081,593

Cash and cash equivalents at end of period	$6,081,593	$8,656,672	$6,081,593	$8,656,672

*	Derived from audited financial statements.

Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures:

The following table presents certain non-GAAP results before certain material items (in thousands, except per share amounts, unaudited):

	Three months ended September 30, 2008						Three months ended December 31, 2008
	GAAP Actual	Operating Margin (a)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (b)	GAAP Actual	Operating Margin (a)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (b)
			280,039	(c)					286,172	(d)
			95,100	(f)
Income from operations	$1,647,565	29.7%	$375,139		$2,022,704	36.5%	$1,860,204	32.6%	$286,172		$2,146,376	37.6%

			280,039	(c)					286,172	(d)
			(63,100	) (e)					(65,161	) (e)
			95,100	(f)					1,094,757	(g)
			(38,871	) (h)					(82,275	) (h)

Net income	$1,289,938		$273,168		$1,563,106		$382,442		$1,233,493		$1,615,935

Net income per share - diluted	$4.06				$4.92		$1.21				$5.10

Shares used in per share calculation - diluted	317,776				317,776		316,864				316,864

(a)	Operating margin is defined as income from operations divided by revenues.

(b)	Non-GAAP operating margin is defined as non-GAAP income from operations divided by revenues.

(c)	To eliminate $280.0 million of stock-based compensation charges recorded in the third quarter of 2008.

(d)	To eliminate $286.2 million of stock-based compensation charges recorded in the fourth quarter of 2008.

(e)	To eliminate income tax effects related to charges noted in (c) and (d).

(f)	To eliminate $95.1 million of expense related to the settlement agreement with the Authors Guild and the Association of American Publishers.

(g)	To eliminate $1,094.8 million of impairment charges related to certain equity investments.

(h)	To eliminate income tax effects related to the charges noted in (f) and (g).

Reconciliations of GAAP to non-GAAP effective tax rate (in thousands, except percentages, unaudited):

	Three months ended September 30, 2008				Three months ended December 31, 2008				Twelve months ended December 31, 2008
	GAAP Actual	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
		280,039	(a)			286,172	(b)			1,119,766	(c)
		95,100	(e)			—				95,100	(e)
		—				1,094,757	(f)			1,094,757	(f)

Income before income taxes	$1,668,782	$375,139		$2,043,921	$835,346	$1,380,929		$2,216,275	$5,853,596	$2,309,623		$8,163,219

		63,100	(d)			65,161	(d)			226,761	(d)
		38,871	(g)			82,275	(g)			121,146	(g)

Provision for income taxes	$378,844	$101,971		$480,815	$452,904	$147,436		$600,340	$1,626,738	$347,907		$1,974,645

Effective tax rate	23%			24%	54%			27%	28%			24%

(a)	To eliminate $280.0 million of stock-based compensation charges recorded in the third quarter of 2008.

(b)	To eliminate $286.2 million of stock-based compensation charges recorded in the fourth quarter of 2008.

(c)	To eliminate $1,119.8 million of stock-based compensation charges recorded for the year of 2008.

(d)	To eliminate income tax effects related to stock-based compensation noted in (a), (b) and (c).

(e)	To eliminate $95.1 million of expense related to the settlement agreement with the Authors Guild and the Association of American Publishers.

(f)	To eliminate $1,094.8 million of impairment charges related to certain equity investments.

(g)	To eliminate income tax effects related to the charges noted in (e) and (f).

Reconciliation from net cash provided by operating activities to free cash flow (in thousands, unaudited):

Three months ended December 31, 2008
Net cash provided by operating activities	$2,122,299
Less purchases of property and equipment	(367,844)

Free cash flow	$1,754,455

Net cash used by investing activities*	$(1,816,838)

Net cash provided by financing activities	$11,049

*	includes purchases of property and equipment

The following table presents our revenues, by revenue source, for the periods presented (in thousands, unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2008	2007	2008
Advertising revenues:
Google web sites	$3,121,539	$3,811,166	$10,624,705	$14,413,826
Google Network web sites	1,635,836	1,693,405	5,787,938	6,714,688

Total advertising revenues	4,757,375	5,504,571	16,412,643	21,128,514
Licensing and other revenues	69,304	196,333	181,343	667,036

Revenues	$4,826,679	$5,700,904	$16,593,986	$21,795,550

The following table presents our revenues, by revenue source, as a percentage of total revenues for the periods presented (unaudited):
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2008	2007	2008
Advertising revenues:
Google web sites	65%	67%	64%	66%
Google Network web sites	34%	30%	35%	31%

Total advertising revenues	99%	97%	99%	97%
Licensing and other revenues	1%	3%	1%	3%

Revenues	100%	100%	100%	100%